Stillwater Mining Reports Second Quarter 2008 Results

BILLINGS, MT -- 08/11/2008 -- STILLWATER MINING COMPANY (NYSE: SWC) today reported second quarter 2008 net income of $17.2 million, or $0.18 per fully diluted share, on revenues of $218.8 million. This compares to a second quarter 2007 loss of $2.5 million, or $0.03 per fully diluted share, on revenues of $161.0 million.

Net income for the first six months of 2008 was $20.4 million, or $0.22 per fully diluted share. This compares to the first six months of 2007, when the Company reported a net loss of $3.6 million, or $0.04 per share. The stronger 2008 results were mostly driven by significantly higher realized prices for platinum group metals (PGMs), the Company's primary products.

Stillwater Mining Company mines palladium and platinum from two underground mines located in the Beartooth Mountains of south-central Montana. The Company's mines produced about 126,200 ounces of platinum and palladium during the second quarter of 2008, a little below the 133,100 ounces produced in the second quarter last year. Production at the Company's Stillwater Mine increased slightly to 88,100 ounces, compared to 84,500 ounces in second quarter 2007, while East Boulder Mine production dropped sharply to 38,100 ounces from 48,600 ounces in last year's second quarter. The lower East Boulder production was largely attributable to a shortage of manpower and appropriate skill sets associated with the challenges of changing to more selective mining methods. The financial effect of the lower second quarter 2008 production was more than offset by higher sales realizations on the mined ounces -- the combined average realized price on platinum and palladium sales was $740 per ounce in this year's second quarter, up from $506 in the same period last year.

The Company's smelting and refining facilities in Columbus, Montana process mined concentrates and recycle catalyst materials received from third parties. The Company processed recycle material containing a total of 115,000 PGM ounces through the smelter and refinery during the second quarter 2008, up 23.5% from the 93,100 ounces recycled during the same period last year. Recycling activities contributed about $6.7 million to the Company's operating margin (before corporate overhead and financing charges) during the second quarter of 2008, compared to about $6.0 million in the second quarter of 2007. The improved performance is primarily attributable to higher realized prices for PGMs, partially offset by delays inherent in the timing of the inventory flows.

Commenting on the Company's second quarter 2008 performance, Francis R. McAllister, Stillwater Chairman and CEO, said; "Obviously, we are very pleased with the Company's strong earnings thus far in 2008, and particularly in the second quarter. Our reported earnings of $17.2 million for the quarter were the highest since the second quarter of 2001, when the palladium price was near a record-high level. As was the case in 2001, this quarter's performance was driven almost entirely by very robust PGM prices, which to a degree masked some ongoing operational challenges. We are continuing to work on those challenges, however, and believe we are gradually making progress.

"As was announced at the time, the membership of USW Local 11-0001, which represents union employees at the East Boulder Mine, ratified a new four-year labor agreement on July 8, 2008, without experiencing any labor interruption. The new agreement provides for 4% annual wage increases for the represented workforce and modifies some provisions of the bonus structure at the mine.

"At June 30, 2008, the last of our outstanding forward sales commitments covering a substantial portion of our mined platinum production finally settled out. The Company entered into these forward sales commitments several years ago in order to protect the Company against a decline in platinum prices while we were spending heavily to re-establish the developed state of the mines. As the price of platinum continued to rise, though, they have cost us substantially over the past couple of years. Losses on these forward hedging transactions reduced our sales revenues by $5.8 million in the second quarter and $12.8 million in the first half of 2008. At present, we have no plans for any further hedging of our mine production."

McAllister continued: "Mine production in this year's second quarter, at 126,200 ounces, was a little below last year's second quarter production. With production in two successive quarters lower than planned, we now have been forced to revisit our production guidance for the year. Previously we provided 2008 production guidance in the range of 550,000 to 565,000 ounces. However, East Boulder Mine is continuing to struggle for ore tonnage in the face of significant manpower constraints and some continuing transitional issues related to the mining methods used there. Stillwater Mine had a reasonably good second quarter, but has been challenged recently with a mix of lower-grade stopes, some logistical problems underground, and, like East Boulder, difficulty in adding miners with appropriate skill sets. We are addressing these challenges aggressively, but we believe they will take some time to work through. Consequently we now believe production for full-year 2008 will be in a range between 515,000 and 525,000 ounces.

"The Company's total cash costs per PGM ounce produced(1) averaged $394 in the second quarter of 2008, quite a bit higher than the $320 per ounce in last year's second quarter. More than half of this increase was attributable to higher operating costs -- particularly for power and contractor services -- and the remainder to lower mine production in the second quarter of 2008 compared to last year's second quarter. Our initial guidance for 2008 full-year total cash costs was between $355 and $375 per ounce. In view of our reduced production forecast for 2008, along with record high energy prices, we have revised our earlier guidance for 2008 total cash costs. We now believe total cash costs for 2008 will fall in the range of $380 to $395 per ounce."

Regarding the Company's mine transformation efforts, McAllister reported, "Operationally, progress continues on our mine transformation efforts. Safety and environmental performance continued strong during the quarter; we have implemented recommendations from a third-party safety audit conducted during the first quarter that are intended to help drive our incident rates toward zero. Construction is now under way on the second smelter furnace in Columbus; it should be fully operational by the end of 2008 or early in 2009. As noted last quarter, we believe this furnace, once in operation, will increase our processing capacity and provide a strategically critical back-up facility during scheduled or unscheduled furnace outages. Total production from selective mining methods at the Stillwater Mine was at 86% of the new mill feed while East Boulder averaged only 56%. At this time we do not expect any significant change in these levels due to the tight labor markets we are currently seeing in the mining industry. Along with these tight markets for seasoned miners we are renewing our focus on how we can improve and accelerate our existing miner training efforts."

Regarding the Company's other strategic initiatives, Mr. McAllister commented, "Another of Stillwater's corporate objectives is to foster new market demand for its primary products. The Company channels most of its market development efforts for palladium through the Palladium Alliance International, or 'PAI,' which it established in early 2006 as an industry trade organization to promote palladium use, particularly in jewelry. The Alliance's objectives include establishing palladium's jewelry market presence as a specific elegant brand of precious metal, distinct from platinum and white gold, and instituting a system of standards for use of the palladium brand that will emphasize palladium's rarity and value. The Alliance sponsors technical articles in jewelry trade publications illustrating methods of fabricating palladium jewelry, maintains a website with information on palladium suppliers and retailers (www.luxurypalladium.com), organizes informational presentations at industry trade shows and provides image advertising in critical jewelry markets. During the first quarter of 2008, the PAI announced a commitment to work jointly with the other members of the International Platinum Group Metals Association to fund and direct a worldwide palladium marketing effort.

"We also are working toward diversifying the Company's asset base. This is a multi-faceted effort. We are continuing to grow the Company's recycling operations, reducing our financial dependence solely on performance of the Company's mines in each period. Adding the second smelter furnace is intended to support this objective by accommodating the expansion of both mining production and recycling volumes over the next several years, as well as potentially creating opportunities to improve metal recoveries. Also, as we announced previously, the Company has invested in two small exploration companies that target PGMs and other precious metals. The first of these, Pacific North West Capital Corp., is a Canadian exploration company with a portfolio of several prospective PGM opportunities; the Company currently is participating financially in an exploration effort at Good News Bay in Alaska led by this company. The other company is Benton Resource Corp., another Canadian exploration company with an attractive resource position in the Goodchild project, a nickel-PGM target north of Marathon, Ontario, Canada, as well as several other interesting holdings.

"As I have commented before, these investments in generative exploration projects are inherently long-term and fairly speculative in nature, but are intended to give us access to seasoned exploration teams and build a portfolio of attractive opportunities for the future. We also actively track various later-stage mineral development projects and operating properties to identify those that might offer good investment value and mesh with Stillwater's corporate expertise. We are proceeding deliberately in these growth and diversification efforts."

"In summary," McAllister concluded, "although the 2008 financial results to date are very gratifying, we still have a lot on our plate and remain focused on adding value to Stillwater over the longer term."

Cash Flow and Liquidity

At June 30, 2008, the Company's available cash and cash equivalents (excluding $26.6 million of restricted cash) totaled $100.8 million, down $25.7 million from the beginning of the quarter but up $39.4 million from December 31, 2007. If we include the Company's available-for-sale investments the Company's total available cash and investments at June 30, 2008 was $102.8 million, down about $38.1 million from $140.9 million at the end of this year's first quarter. The drop in cash and investments during the second quarter is more than accounted for by increased investment in working capital during the quarter associated with the Company's recycling business. Working capital constituting marketable inventories and related advances in the Company's growing PGM recycling business increased to $172.8 million at the end of the second quarter of 2008 from $93.7 million at the end of the first quarter. Including these highly liquid inventories, the Company's underlying liquidity was $275.6 million, as compared to $234.6 million at the end of the first quarter 2008 and $193.0 million at the end of the 2007.

Net cash used in operating activities (which includes changes in working capital) totaled $17.4 million in this year's second quarter, reflecting the nearly $79.0 million of cash absorbed into recycling working capital during the quarter. By comparison, $0.1 million of cash was provided by operations in the second quarter of 2007. Capital expenditures were $20.8 million in the second quarter of 2008 and $41.6 million year to date. Capital spending in the second quarter of 2007 totaled $18.8 million and $40.4 million through the first six months of 2007. The Company has revised downward its earlier full-year 2008 capital expenditure guidance of $110 million; it now appears that capital spending for the year is likely to be about $100 million with the difference mostly being deferred into 2009.

Outstanding debt at June 30, 2008, was $211.1 million. The Company's total debt includes $181.5 million outstanding in the form of debentures due in 2028, $29.4 million of Exempt Facility Revenue Bonds due in 2020 and $0.2 million of Special Industrial Education Impact Revenue Bonds due in 2009.

Second Quarter Results -- Details

For the second quarter of 2008, the Company's mine production was 126,200 PGM ounces including about 88,000 ounces from the Stillwater Mine and about 38,000 ounces from East Boulder Mine. For the comparable quarter of 2007, the mines produced 133,100 ounces including nearly 84,500 ounces at the Stillwater Mine and 48,600 ounces at East Boulder. The East Boulder decrease was primarily caused by a shortage of miners at East Boulder with the skills necessary for the transition to more selective mining methods.

Sales out of mine production totaled 140,300 ounces in the second quarter of 2008 at an overall average realization of $740 per ounce, down from 148,100 ounces at $506 per ounce in the second quarter of 2007. The increase in mine production revenues reflects higher average realized prices in 2008, which more than offset the effect of lower sales volumes. The Company's average realization on palladium sales from mine production was $448 per ounce in the 2008 second quarter, compared to $386 per ounce for the same period in 2007. The Company's average net realization on platinum (after losses on forward sales and the effect of contractual ceiling prices) was $1,687 per ounce in the second quarter of 2008 and $949 per ounce in the 2007 second quarter. Putting this in perspective, the London Metals Exchange afternoon posted prices per ounce for palladium and platinum were $468 and $2,062, respectively, on June 30, 2008, and $365 and $1,273, respectively, on June 30, 2007.

During the second quarter of 2008, the Company processed about 115,000 ounces of PGMs from recycled catalytic materials. By comparison, in the second quarter of 2007 the Company processed about 93,000 ounces of recycled material. The Company processes material purchased from third parties and toll material that is processed on behalf of others for a fee. The Company delivered for sale a total of 59,300 ounces of platinum, palladium and rhodium from recycled inventories during the second quarter 2008 at an overall average price of about $1,813 per ounce; for the second quarter of 2007, the Company sold about 63,500 recycled ounces at an average realization of $1,316 per ounce.

Revenues for the second quarter of 2008 were $218.8 million, up 35.9% from $161.0 million received in the second quarter of 2007. Proceeds from sales of mined PGMs totaled $103.7 million in the 2008 second quarter, up from $74.9 million in the same quarter of 2007, reflecting the benefit of higher average sales realizations in 2008. Recycling revenues increased to $108.2 million from $83.9 million in last year's second quarter. Resales of purchased metal generated $6.9 million and $2.2 million in revenue during the 2008 and 2007 second quarters, respectively.

Costs of metals sold (before depreciation and amortization expense) increased to $170.3 million in the 2008 second quarter from $134.8 million in the second quarter of 2007. Mining costs included in costs of metals sold increased to $61.9 million in the 2008 second quarter from $54.7 million in the 2007 second quarter. Recycling costs, which primarily reflect the cost of acquiring spent catalytic materials for processing, totaled $101.5 million in the second quarter of 2008, up sharply from $77.9 million in the second quarter of 2007. Most of the increased cost is attributable to the higher value of the contained metals in the material purchased for recycling. Second quarter costs also included the purchase for resale of 15,200 ounces of palladium at a cost of $6.9 million in 2008, and 6,000 palladium ounces at a cost of $2.2 million in 2007.

Depreciation and amortization expense increased slightly to $21.8 million in the 2008 second quarter from $21.7 million in the same period of 2007. The increase is mostly attributable to slightly higher amortization rates in 2008.

General and administrative ("G&A") costs, including marketing and exploration expenses, increased to $10.4 million in the second quarter of 2008 from $7.4 million in the same period of 2007. The timing of annual marketing expenditures accounted for most of this increase.

Reported net income of $17.2 million for the second quarter of 2008 included, by business segment, net income of $19.9 million from mining operations and $8.7 million from recycling activities, less corporate costs including $10.4 million of G&A expense and $0.8 million of unallocated net interest expense.

For the second quarter of 2007, the reported net loss of $2.5 million included a loss from mining operations of $1.4 million, and income from recycling activities of $7.8 million. These earnings items were offset by $7.4 million of G&A expense and $1.5 million pertaining to unallocated interest expense.

First Six Months' Results -- Details

In the first half of 2008, the Company's mining operations produced 255,200 PGM ounces including 173,400 ounces from the Stillwater Mine and 81,800 ounces from East Boulder Mine.

For the comparable period in 2007, total mine production of 277,200 ounces included Stillwater Mine production of 182,500 ounces and East Boulder production of 94,700 ounces. The decrease in East Boulder Mine production was a result of staffing shortages and transitional issues associated with adopting new mining methods in the mine.

Sales of palladium and platinum from mine production totaled 270,200 ounces in the first six months of 2008 at an overall average realization of $685 per ounce, down from 291,100 ounces at $506 per ounce in the same period of 2007. The Company's average realization on palladium sales from mine production was $431 per ounce in the 2008 first half, compared to $382 per ounce for the same period in 2007. The comparable average realization on platinum, net of losses on forward sales and contractual ceiling prices on 14% of mine production, was $1,547 per ounce for the first six months of 2008 and $931 per ounce in the 2007 first half.

During the first half of 2008, the Company processed about 193,000 ounces of PGMs from recycled catalytic materials, including both purchased catalyst and toll material processed on behalf of others for a fee. By comparison, in the first six months of 2007 the Company processed about 180,000 ounces of recycled material. Of the purchased catalyst processed, the Company sold a total of 120,200 ounces of platinum, palladium and rhodium during the second quarter 2008 at an overall average price of about $1,605 per ounce; for the second quarter of 2007, the Company sold about 121,800 recycled ounces at an average realization of $1,257 per ounce.

Revenues for the first six months of 2008 totaled $391.9 million, up 27.5% from $307.4 million in the first six months of 2007. Proceeds from sales of mined PGMs totaled $185.0 million in the 2008 first half, up from $147.3 million in the same period of 2007, mostly the result of higher average sales realizations in 2008. Recycling revenues grew to $194.6 million from $153.9 million in last year's first half. The increase in mine production revenues reflects higher average realized prices in 2008, which more than offset the effect of lower sales volumes. Resales of purchased metal generated $12.2 million and $6.2 million in revenue during the 2008 and 2007 periods, respectively.

Costs of metals sold (before depreciation and amortization expense) increased to $310.3 million in the 2008 first six months from $253.3 million in the first half of 2007. Mining costs included in costs of metals sold increased to $114.6 million in the 2008 first half from $103.0 million in the 2007 period. Recycling costs, largely comprised of the cost to purchase spent catalytic materials for processing, totaled $183.6 million in the first half of 2008, up from $144.0 million in the first six months of 2007. Most of the increase is attributable to the higher cost per ton to acquire recycling material as the value of the contained metals has increased. The 2008 first half costs also included $12.2 million for 27,400 ounces of palladium for resale; first half 2007 costs included about $6.2 million for the purchase of 18,000 ounces of palladium for resale.

Depreciation and amortization expense was nearly flat at $42.5 million in the 2008 first half compared to $42.1 million in the same period of 2007. The slight increase is attributable to higher amortization rates in 2008, partially offset by lower sales volumes in 2008.

General and administrative costs (G&A), including marketing and exploration expenses, totaled $18.1 million for the first six months of 2008 and $16.2 million in the 2007 first half. The increase resulted from increased professional fees and compensation costs, including amortization of deferred stock awards granted during the first six months of 2008. The Company has continued its marketing program in 2008, spending $3.7 million for marketing purposes in the first six months of 2008 compared to $3.2 million for the comparable period in 2007.

The Company's reported net income of $20.4 million for the first six months of 2008 included, by business segment, $27.9 million of income from mining operations and $14.6 million of income from recycling activities, less corporate costs including $18.1 million of G&A expense and $3.9 million of unallocated net interest expense.

For the first half of 2007, the reported net loss of $3.6 million included earnings from mining operations of $2.4 million, income from recycling activities of $13.2 million. These earnings items were more than offset by $16.2 million of G&A expense and $3.0 million of unallocated interest expense.

Stillwater Mining Company will host its 2008 second quarter results conference call at 12:00 noon Eastern Daylight Time on Tuesday, August 12, 2008. The conference call dial-in numbers are 800-762-6568 (U.S.) and 480-248-5088 (International). The conference call will simultaneously be webcast on the Internet via the Company's website at www.stillwatermining.com. To access the conference call on the Company's website, go to the Investor Relations section under Presentations and click on the link to the conference call. A replay of the conference call will be available on the Company's website or by a telephone replay, numbers (800) 475-6701 (U.S.) and (320) 365-3844 (International), access code 956361, through August 19, 2008, ending at 11:59 p.m. Eastern Time.

Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and the Russian Federation. The Company's shares are traded on the New York Stock Exchange under the symbol SWC. Information on Stillwater Mining can be found at its Website: www.stillwatermining.com.

Some statements contained in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Such statements include, but are not limited to, comments regarding expansion plans, costs, grade, production and recovery rates, permitting, financing needs, the terms of future credit facilities and capital expenditures, increases in processing capacity, cost reduction measures, safety, timing for engineering studies, and environmental permitting and compliance, litigation, labor matters and the palladium and platinum market. Additional information regarding factors, which could cause results to differ materially from management's expectations, is found in the section entitled "Risk Factors" in the Company's 2007 Annual Report on Form 10-K. The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The Company disclaims any obligation to update forward-looking statements.

(1) As discussed in more detail in the Company’s 2007 Annual Report on Form 10-K, total cash cost per ounce of production is a non-GAAP measure of extraction efficiency; this and similar measures are widely reported within the mining industry.

Financial Statements and Key Factors Tables follow.

Stillwater Mining Company
Statements of Operations and Comprehensive Income (Loss)
(Unaudited)
(in thousands, except per share data)

                                 Three months ended     Six months ended
                                      June 30,              June 30,
                                --------------------  --------------------
                                  2008       2007       2008       2007
                                ---------  ---------  ---------  ---------
Revenues

  Mine production               $ 103,743  $  74,893  $ 185,032  $ 147,264
  PGM recycling                   108,214     83,914    194,630    153,902
  Other                             6,874      2,156     12,215      6,247
                                ---------  ---------  ---------  ---------
      Total revenues              218,831    160,963    391,877    307,413
Costs and expenses
  Costs of metals sold
    Mine production                61,915     54,718    114,554    103,029
    PGM recycling                 101,491     77,871    183,574    144,046
    Other                           6,882      2,184     12,185      6,205
                                ---------  ---------  ---------  ---------
      Total costs of metals
       sold                       170,288    134,773    310,313    253,280

  Depreciation and amortization
    Mine production                21,747     21,628     42,394     42,020
    PGM recycling                      48         28         96         52
                                ---------  ---------  ---------  ---------
      Total depreciation and
       amortization                21,795     21,656     42,490     42,072
                                ---------  ---------  ---------  ---------
        Total costs of revenues   192,083    156,429    352,803    295,352

  Exploration                         500          1        500         62
  Marketing                         2,404      1,112      3,735      3,213
  General and administrative        7,483      6,289     13,825     12,963
  (Gain)/loss on disposal of
   property, plant and
   equipment                          154        (95)       152       (210)
                                ---------  ---------  ---------  ---------
        Total costs and
         expenses                 202,624    163,736    371,015    311,380

Operating income (loss)            16,207     (2,773)    20,862     (3,967)

Other income (expense)
  Other                                92        (16)       145        (18)
  Interest income                   2,924      3,023      6,011      5,986
  Interest expense                 (1,728)    (2,750)    (6,258)    (5,576)
                                ---------  ---------  ---------  ---------

Income (loss) before income tax
 provision                         17,495     (2,516)    20,760     (3,575)

Income tax provision                 (322)         -       (375)         -
                                ---------  ---------  ---------  ---------

Net income (loss)               $  17,173  $  (2,516) $  20,385  $  (3,575)
                                ---------  ---------  ---------  ---------

Other comprehensive income, net
 of tax                             5,904      5,446      5,992        271

                                ---------  ---------  ---------  ---------
Comprehensive income (loss)     $  23,077  $   2,930  $  26,377  $  (3,304)
                                =========  =========  =========  =========
Weighted average common shares
 outstanding
  Basic                            92,926     91,927     92,740     91,759
  Diluted                         100,952     91,927     93,166     91,759

Basic earnings (loss) per share
                                ---------  ---------  ---------  ---------
    Net income (loss)           $    0.18  $   (0.03) $    0.22  $   (0.04)
                                =========  =========  =========  =========
Diluted earnings (loss) per
 share
                                ---------  ---------  ---------  ---------
    Net income (loss)           $    0.18  $   (0.03) $    0.22  $   (0.04)
                                =========  =========  =========  =========

            See accompanying notes to the financial statements

Stillwater Mining Company
Balance Sheets
(Unaudited)
(in thousands, except share and per share data)

                                                  June 30,    December 31,
                                                    2008          2007
                                                ------------  ------------
ASSETS
  Current assets
    Cash and cash equivalents                   $    100,761  $     61,436
    Restricted cash                                   26,580         5,885
    Investments, at fair market value                  1,990        27,603
    Inventories                                      182,763       118,663
    Advances on inventory purchases                   53,798        28,396
    Trades receivables                                15,397        12,144
    Deferred income taxes                              7,474         4,597
    Other current assets                               7,216         6,092
                                                ------------  ------------

      Total current assets                      $    395,979  $    264,816
                                                ============  ============
  Property, plant and equipment (net of
   $339,883 and $301,212 accumulated
   depreciation and amortization)                    465,777       465,054
  Long-term investments                                3,903         3,556
  Other noncurrent assets                             10,858         8,981
                                                ------------  ------------
      Total assets                              $    876,517  $    742,407
                                                ============  ============
LIABILITIES  AND STOCKHOLDERS' EQUITY
  Current liabilities
    Accounts payable                            $     23,959  $     17,937
    Accrued payroll and benefits                      24,032        20,944
    Property, production and franchise taxes
     payable                                          11,544        10,528
    Current portion of long-term debt                    195         1,209
    Fair value of derivative instruments                   -         6,424
    Unearned income                                      847           788
    Other current liabilities                         20,669        11,144
                                                ------------  ------------
      Total current liabilities                       81,246        68,974

  Long-term debt                                     210,933       126,841
  Deferred income taxes                                7,474         4,597
  Accrued workers compensation                         9,166         9,982
  Asset retirement obligation                         10,939        10,506
  Other noncurrent liabilities                         4,663         4,103
                                                ------------  ------------

      Total liabilities                         $    324,421  $    225,003
                                                ------------  ------------
  Stockholders' equity
    Preferred stock, $0.01 par value, 1,000,000
     Shares authorized; none issued                        -             -
    Common stock, $0.01 par value, 200,000,000
     shares authorized; 93,032,522 and
     92,405,111 shares issued and outstanding            930           924
    Paid-in capital                                  634,934       626,625
    Accumulated deficit                              (83,735)     (104,120)
    Accumulated other comprehensive loss                 (33)       (6,025)
                                                ------------  ------------
      Total stockholders' equity                     552,096       517,404
                                                ------------  ------------

      Total liabilities and stockholders'
       equity                                   $    876,517  $    742,407
                                                ============  ============

            See accompanying notes to the financial statements

Stillwater Mining Company
Statements of Cash Flows
(Unaudited)
(in thousands)

                                 Three months ended     Six months ended
                                      June 30,              June 30,
                                --------------------  --------------------
                                  2008       2007       2008       2007
                                ---------  ---------  ---------  ---------

Cash flows from operating
 activities
Net income (loss)               $  17,173  $  (2,516) $  20,385  $  (3,575)

Adjustments to reconcile net
 income (loss) to net cash
 (used in) provided by
 operating activities:
  Depreciation and amortization    21,795     21,656     42,490     42,072
  Lower of cost or market
   inventory adjustment                 -      1,430          -      1,430
  (Gain)/loss on disposal of
   property, plant and
   equipment                          154        (95)       152       (210)
  Asset retirement obligation         219        182        433        360
  Stock issued under employee
   benefit plans                    1,538      1,484      2,941      2,930
  Amortization of debt issuance
   costs                              263        206      2,686        410
  Share based compensation          1,355      1,345      2,381      2,513

Changes in operating assets and
 liabilities:
  Inventories                     (61,846)   (15,688)   (66,218)   (20,658)
  Advances on inventory
   purchases                      (14,908)    (7,014)   (25,402)    (6,301)
  Trade receivables                 1,397     (1,615)    (3,253)     3,754
  Employee compensation and
   benefits                         1,467        631      3,091        327
  Accounts payable                  7,604     (1,096)     6,022     (9,633)
  Property, production and
   franchise taxes payable            353        136      1,576        546
  Workers compensation               (342)      (199)      (816)       554
  Unearned income                     105      4,081         59      2,159
  Restricted cash                       -       (600)         -       (600)
  Other                             6,239     (2,214)     9,103       (803)
                                ---------  ---------  ---------  ---------
Net cash (used in) provided by
 operating activities             (17,434)       114     (4,370)    15,275
                                ---------  ---------  ---------  ---------
Cash flows from investing
 activities
  Capital expenditures            (20,778)   (18,812)   (41,603)   (40,408)
  Purchases of long-term
   investments                          -       (668)      (347)      (668)
  Proceeds from disposal of
   property, plant and
   equipment                          197        126        215        328
  Purchases of investments         (1,887)   (25,148)   (11,392)   (48,140)
  Proceeds from maturities of
   investments                     14,350     27,181     36,521     44,178
                                ---------  ---------  ---------  ---------
Net cash used in investing
 activities                        (8,118)   (17,321)   (16,606)   (44,710)
                                ---------  ---------  ---------  ---------
Cash flows from financing
 activities
  Payments on long-term debt
   and capital lease
   obligations                        (86)    (1,081)   (98,422)    (1,964)
  Payments for debt issuance
   costs                              (77)         -     (5,072)         -
  Proceeds from issuance of
   convertible debentures               -          -    181,500          -
  Restricted cash                       -          -    (20,695)         -
  Issuance of common stock             23        219      2,990        239
                                ---------  ---------  ---------  ---------
Net cash (used in) provided by
 financing activities                (140)      (862)    60,301     (1,725)
                                ---------  ---------  ---------  ---------
Cash and cash equivalents
  Net (decrease) increase         (25,692)   (18,069)    39,325    (31,160)
  Balance at beginning of
   period                         126,453     75,269     61,436     88,360
                                ---------  ---------  ---------  ---------
Balance at end of period        $ 100,761  $  57,200  $ 100,761  $  57,200
                                =========  =========  =========  =========

            See accompanying notes to the financial statements

Stillwater Mining Company
Key Factors
(Unaudited)

                                    Three months ended   Six months ended
                                         June 30,            June 30,
                                    ------------------- -------------------
                                      2008      2007      2008      2007
                                    --------- --------- --------- ---------
OPERATING AND COST DATA FOR MINE
 PRODUCTION
Consolidated:
Ounces produced (000)
Palladium                                  97       102       197       213
Platinum                                   29        31        58        64
                                    --------- --------- --------- ---------
Total                                     126       133       255       277
                                    ========= ========= ========= =========
Tons milled (000)                         257       309       523       614
Mill head grade (ounce per ton)          0.51      0.48      0.51      0.49
Sub-grade tons milled (000) (1)            46        16        84        37
Sub-grade tons mill head grade
 (ounce per ton)                         0.17      0.12      0.16      0.12
Total tons milled (000) (1)               303       325       607       651
Combined mill head grade (ounce per
 ton)                                    0.46      0.46      0.47      0.47
Total mill recovery (%)                    91        90        91        91

Total operating costs per ounce
 (Non-GAAP) (2)                     $     300 $     260 $     307 $     252
Total cash costs per ounce
 (Non-GAAP) (2)                     $     394 $     320 $     390 $     314
Total production costs per ounce
 (Non-GAAP) (2)                     $     557 $     476 $     549 $     466
Total operating costs per ton
 milled (Non-GAAP) (2)              $     125 $     106 $     129 $     107
Total cash costs per ton milled
 (Non-GAAP) (2)                     $     164 $     131 $     164 $     134
Total production costs per ton
 milled (Non-GAAP) (2)              $     232 $     195 $     231 $     198
Stillwater Mine:
Ounces produced (000)
Palladium                                  68        64       134       140
Platinum                                   20        20        40        43
                                    --------- --------- --------- ---------
Total                                      88        84       174       183
                                    ========= ========= ========= =========
Tons milled (000)                         168       158       326       336
Mill head grade (ounce per ton)          0.55      0.58      0.56      0.58

Sub-grade tons milled (000) (1)            25        16        45        37
Sub-grade tons mill head grade
 (ounce per ton)                         0.16      0.12      0.15      0.12

Total tons milled (000) (1)               193       174       371       373
Combined mill head grade (ounce per
 ton)                                    0.50      0.54      0.51      0.54
Total mill recovery (%)                    91        91        92        92

Total operating costs per ounce
 (Non-GAAP) (2)                     $     267 $     229 $     281 $     228
Total cash costs per ounce
 (Non-GAAP) (2)                     $     357 $     291 $     361 $     291
Total production costs per ounce
 (Non-GAAP) (2)                     $     492 $     425 $     494 $     421
Total operating costs per ton
 milled (Non-GAAP) (2)              $     122 $     111 $     132 $     111
Total cash costs per ton milled
 (Non-GAAP) (2)                     $     163 $     141 $     169 $     142
Total production costs per ton
 milled (Non-GAAP) (2)              $     224 $     205 $     231 $     206

Stillwater Mining Company
Key Factors (continued)
(Unaudited)

                                    Three months ended   Six months ended
                                         June 30,            June 30,
                                    ------------------- -------------------
                                      2008      2007      2008      2007
                                    --------- --------- --------- ---------
OPERATING AND COST DATA FOR MINE
 PRODUCTION

(Continued)

East Boulder Mine:
Ounces produced (000)
Palladium                                  29        38        63        73
Platinum                                    9        11        18        21
                                    --------- --------- --------- ---------
Total                                      38        49        81        94
                                    ========= ========= ========= =========
Tons milled (000)                          89       151       197       278
Mill head grade (ounce per ton)          0.44      0.37      0.43      0.38

Sub-grade tons milled (000) (1)            21         -        40         -
Sub-grade tons mill head grade
 (ounce per ton)                         0.19         -      0.18         -

Total tons milled (000) (1)               110       151       237       278
Combined mill head grade (ounce per
 ton)                                    0.39      0.37      0.39      0.38
Total mill recovery (%)                    90        89        90        89

Total operating costs per ounce
 (Non-GAAP) (2)                     $     377 $     313 $     361 $     298
Total cash costs per ounce
 (Non-GAAP) (2)                     $     482 $     371 $     450 $     359
Total production costs per ounce
 (Non-GAAP) (2)                     $     709 $     566 $     666 $     552

Total operating costs per ton
 milled (Non-GAAP) (2)              $     131 $     101 $     125 $     101
Total cash costs per ton milled
 (Non-GAAP) (2)                     $     167 $     120 $     155 $     122
Total production costs per ton
 milled (Non-GAAP) (2)              $     246 $     183 $     230 $     188

Stillwater Mining Company
Key Factors (continued)
(Unaudited)

                                    Three months ended   Six months ended
(in thousands, where noted)              June 30,            June 30,
                                    ------------------- -------------------
                                      2008      2007      2008      2007
                                    --------- --------- --------- ---------
SALES AND PRICE DATA

Ounces sold (000)
  Mine production:
    Palladium (oz.)                       107       116       209       225
    Platinum (oz.)                         33        32        61        66
                                    --------- --------- --------- ---------
      Total                               140       148       270       291

Other PGM activities: (5)
    Palladium (oz.)                        41        32        79        69
    Platinum (oz.)                         28        31        58        59
    Rhodium (oz.)                           6         6        10        12
                                    --------- --------- --------- ---------
      Total                                75        69       147       140
                                    --------- --------- --------- ---------

By-products from mining: (6)
    Rhodium (oz.)                           1         1         2         2
    Gold (oz.)                              3         3         5         6
    Silver (oz.)                            3         2         5         4
    Copper (lb.)                          213        85       514       468
    Nickel (lb.)                          241       261       522       567

Average realized price per ounce
 (3)
  Mine production:
    Palladium ($/oz.)               $     448 $     386 $     431 $     382
    Platinum ($/oz.)                $   1,687 $     949 $   1,547 $     931
        Combined ($/oz.) (4)        $     740 $     506 $     685 $     506

Other PGM activities: (5)
    Palladium ($/oz.)               $     444 $     355 $     426 $     345
    Platinum ($/oz.)                $   1,771 $   1,225 $   1,602 $   1,189
    Rhodium ($/oz.)                 $   8,298 $   5,923 $   7,486 $   5,497

By-products from mining: (6)
    Rhodium ($/oz.)                 $   9,599 $   6,160 $   8,919 $   6,039
    Gold ($/oz.)                    $     898 $     655 $     919 $     661
    Silver ($/oz.)                  $      17 $      13 $      17 $      13
    Copper ($/lb.)                  $    3.67 $    3.39 $    3.38 $    2.89
    Nickel ($/lb.)                  $   11.76 $   22.74 $   12.09 $   19.98

Average market price per ounce (4)
    Palladium ($/oz.)               $     444 $     368 $     443 $     355
    Platinum ($/oz.)                $   2,026 $   1,289 $   1,947 $   1,238
        Combined ($/oz.) (4)        $     816 $     564 $     785 $     555

(1) Sub-grade tons milled includes reef waste material only.  Total tons milled includes ore tons and sub-grade tons only.

(2) Total operating costs include costs of mining, processing and administrative expenses at the mine site (including mine site overhead and credits for metals produced other than palladium and platinum from mine production).  Total cash costs include total operating costs plus royalties, insurance and taxes other than income taxes.  Total production costs include total cash costs plus asset retirement costs and depreciation and amortization.  Income taxes, corporate general and administrative expenses, asset impairment writedowns, gain or loss on disposal of property, plant and equipment, restructuring costs and interest income and expense are not included in total operating costs, total cash costs or total production costs.  Operating costs per ton, operating costs per ounce, cash costs per ton, cash costs per ounce, production costs per ton and production costs per ounce are non-GAAP measurements that management uses to monitor and evaluate the efficiency of its mining operations.  These measures of cost are not defined under U.S. Generally Accepted Accounting Principles (GAAP).
    Please see "Reconciliation of Non-GAAP Measures to Costs of Revenues"
    and the accompanying discussion for additional detail.

(3) The Company’s average realized price represents revenues, which include the effect of contract floor and ceiling prices, hedging gains and losses realized on commodity instruments and contract discounts, divided by ounces sold.  The average market price represents the average London PM Fix for the actual months of the period.

(4) The Company reports a combined average realized and market price of palladium and platinum at the same ratio as ounces that are produced from the base metal refinery.

(5) Ounces sold and average realized price per ounce from other PGM activities relate to ounces produced from processing of catalyst materials, ounces purchased in the open market for resale.

(6) By-product metals sold reflect contained metal. Realized prices reflect net values (discounted due to product form and transportation and marketing charges) per unit received.

Reconciliation of Non-GAAP measures to costs of revenues

The Company utilizes certain non-GAAP measures as indicators in assessing the performance of its mining and processing operations during any period. Because of the processing time required to complete the extraction of finished PGM products, there are typically lags from one to three months between ore production and sale of the finished product. Sales in any period include some portion of material mined and processed from prior periods as the revenue recognition process is completed. Consequently, while costs of revenues (a GAAP measure included in the Company's Statement of Operations and Comprehensive Income/(Loss)) appropriately reflects the expense associated with the materials sold in any period, the Company has developed certain non-GAAP measures to assess the costs associated with its producing and processing activities in a particular period and to compare those costs between periods.

While the Company believes that these non-GAAP measures may also be of value to outside readers, both as general indicators of the Company's mining efficiency from period to period and as insight into how the Company internally measures its operating performance, these non-GAAP measures are not standardized across the mining industry and in most cases will not be directly comparable to similar measures that may be provided by other companies. These non-GAAP measures are only useful as indicators of relative operational performance in any period, and because they do not take into account the inventory timing differences that are included in costs of revenues, they cannot meaningfully be used to develop measures of profitability. A reconciliation of these measures to costs of revenues for each period shown is provided as part of the following tables, and a description of each non-GAAP measure is provided below.

Total Costs of Revenues: For the Company on a consolidated basis, this measure is equal to consolidated costs of revenues, as reported in the Statement of Operations and Comprehensive Income/(Loss). For the Stillwater Mine, East Boulder Mine, and other PGM activities, the Company segregates the expenses within costs of revenues that are directly associated with each of these activities and then allocates the remaining facility costs included in consolidated costs of revenues in proportion to the monthly volumes from each activity. The resulting total costs of revenues measures for Stillwater Mine, East Boulder Mine and other PGM activities are equal in total to consolidated costs of revenues as reported in the Company's Statement of Operations and Comprehensive Income/(Loss).

Total Production Costs (Non-GAAP): Calculated as total costs of revenues (for each mine or consolidated) adjusted to exclude gains or losses on asset dispositions, costs and profit from secondary recycling, and changes in product inventories. This non-GAAP measure provides an indication of the total costs incurred in association with production and processing in a period, before taking into account the timing differences resulting from inventory changes and before any effect of asset dispositions or secondary recycling activities. The Company uses it as a comparative measure of the level of total production and processing activities in a period, and may be compared to prior periods or between the Company's mines. As noted above, because this measure does not take into account the inventory timing differences that are included in costs of revenues, it cannot be used to develop meaningful measures of earnings or profitability.

When divided by the total tons milled in the respective period, Total Production Cost per Ton Milled (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the cost per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. And because ore tons are first actually weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Production Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Production Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Production Cost per Ounce (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the cost per ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because extracting PGM material is ultimately the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Production Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Production Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Total Cash Costs (Non-GAAP): This non-GAAP measure is calculated (for each mine or consolidated) as total costs of revenues adjusted to exclude gains or losses on asset dispositions, costs and profit from recycling activities, depreciation and amortization and asset retirement costs and changes in product inventories. The Company uses this measure as a comparative indication of the cash costs related to production and processing in any period. As noted above, because this measure does not take into account the inventory timing differences that are included in costs of revenues, it cannot be used to develop meaningful measures of earnings or profitability.

When divided by the total tons milled in the respective period, Total Cash Cost per Ton Milled (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the level of cash costs incurred per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. And because ore tons are first weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Cash Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Cash Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Cash Cost per Ounce (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the level of cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because ultimately extracting PGM material is the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Cash Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Cash Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Total Operating Costs (Non-GAAP): This non-GAAP measure is derived from Total Cash Costs (Non-GAAP) for each mine or consolidated by excluding royalty, tax and insurance expenses from Total Cash Costs (Non-GAAP). Royalties, taxes and insurance costs are contractual or governmental obligations outside of the control of the Company's mining operations, and in the case of royalties and most taxes, are driven more by the level of sales realizations rather than by operating efficiency. Consequently, Total Operating Costs (Non-GAAP) is a useful indicator of the level of production and processing costs incurred in a period that are under the control of mining operations. As noted above, because this measure does not take into account the inventory timing differences that are included in costs of revenues, it cannot be used to develop meaningful measures of earnings or profitability.

When divided by the total tons milled in the respective period, Total Operating Cost per Ton Milled (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the level of controllable cash costs incurred per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. And because ore tons are first actually weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Operating Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Operating Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Operating Cost per Ounce (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the level of controllable cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because ultimately extracting PGM material is the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Operating Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Operating Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Reconciliation of Non-GAAP Measures to Costs of Revenues

                                 Three months ended     Six months ended
                                      June 30,              June 30,
(in thousands)                    2008       2007       2008       2007
                                ---------  ---------  ---------  ---------
Consolidated:
Reconciliation to consolidated
 costs of revenues:
Total operating costs
 (Non-GAAP)                     $  37,909  $  34,597  $  78,382  $  69,807
  Royalties, taxes and other       11,861      8,022     21,059     17,305
                                ---------  ---------  ---------  ---------
Total cash costs (Non-GAAP)     $  49,770  $  42,619  $  99,441  $  87,112
  Asset retirement costs              219        182        433        360
  Depreciation and amortization    21,747     21,628     42,394     42,020
  Depreciation and amortization
   (in inventory)                  (1,392)    (1,031)    (2,118)      (371)
                                ---------  ---------  ---------  ---------
Total production costs
 (Non-GAAP)                     $  70,344  $  63,398  $ 140,150  $ 129,121
  Change in product inventories    11,526      7,317     14,398      8,969
  Costs of recycling activities   101,491     77,871    183,574    144,046
  Recycling activities  -
   depreciation                        48         28         96         52
  Add: Profit from recycling
   activities                       8,674      7,815     14,585     13,164
                                ---------  ---------  ---------  ---------
Total consolidated costs of
 revenues                       $ 192,083  $ 156,429  $ 352,803  $ 295,352
                                =========  =========  =========  =========
Stillwater Mine:
Reconciliation to costs of
 revenues:
Total operating costs
 (Non-GAAP)                     $  23,571  $  19,383  $  48,821  $  41,620
  Royalties, taxes and other        7,861      5,230     13,829     11,449
                                ---------  ---------  ---------  ---------
Total cash costs (Non-GAAP)     $  31,432  $  24,613  $  62,650  $  53,069
  Asset retirement costs              160        127        316        250
  Depreciation and amortization    12,404     12,400     23,799     24,563
  Depreciation and amortization
   (in inventory)                    (667)    (1,255)    (1,134)    (1,076)
                                ---------  ---------  ---------  ---------
Total production costs
 (Non-GAAP)                     $  43,329  $  35,885  $  85,631  $  76,806
  Change in product inventories     3,162      3,465      4,200      3,380
  Add: Profit from recycling
   activities                       5,960      4,944      9,853      8,573
                                ---------  ---------  ---------  ---------
Total costs of revenues         $  52,451  $  44,294  $  99,684  $  88,759
                                =========  =========  =========  =========
East Boulder Mine:
Reconciliation to costs of
 revenues:
Total operating costs
 (Non-GAAP)                     $  14,338  $  15,214  $  29,561  $  28,187
  Royalties, taxes and other        4,000      2,792      7,230      5,856
                                ---------  ---------  ---------  ---------
Total cash costs (Non-GAAP)     $  18,338  $  18,006  $  36,791  $  34,043
  Asset retirement costs               59         55        117        109
  Depreciation and amortization     9,343      9,228     18,595     17,457
  Depreciation and amortization
   (in inventory)                    (725)       225       (984)       706
                                ---------  ---------  ---------  ---------
Total production costs
 (Non-GAAP)                     $  27,015  $  27,514  $  54,519  $  52,315
  Change in product inventories     1,482      1,668     (1,987)      (616)
  Add: Profit from recycling
   activities                       2,714      2,870      4,732      4,591
                                ---------  ---------  ---------  ---------
Total costs of revenues         $  31,211  $  32,052  $  57,264  $  56,290
                                =========  =========  =========  =========
Other PGM activities: (1)
Reconciliation to costs of
 revenues:
  Change in product inventories $   6,882  $   2,184  $  12,185  $   6,205
  Recycling activities -
   depreciation                        48         28         96         52
  Costs of recycling activities   101,491     77,871    183,574    144,046
                                ---------  ---------  ---------  ---------
Total costs of revenues         $ 108,421  $  80,083  $ 195,855  $ 150,303
                                =========  =========  =========  =========

(1) Other PGM activities include recycling and other.

CONTACT:
Dawn E. McCurtain
406-373-8787